Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

SolarWinds Worldwide, LLC (Delaware) (d/b/a SolarWinds)

SolarWinds Software Europe Limited (Republic of Ireland)

SolarWinds IP Holding Company Limited (Republic of Ireland)

SolarWinds Software Europe (Holdings) Limited (Republic of Ireland)

SolarWinds Asia Pte. Ltd. (Singapore)

SolarWinds Czech s.r.o. (Czech Republic)

SolarWinds New Zealand (New Zealand)